Exhibit 99.1

NEWS RELEASE

CSL010017	10/26/10

Carlisle Companies Reports $0.75 Earnings Per Share from Continuing Operations for the Third Quarter 2010

CHARLOTTE, NORTH CAROLINA, October 26, 2010 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales from continuing operations of $665.9 million for the third quarter of 2010, a 10% increase from net sales of $604.2 million in the third quarter of 2009.  Organic sales increased by 7.9% from the same quarter in the prior year. The Interconnect Technologies segment’s acquisition of Jerrik and Electronic Cable Specialists (ECS) and the Engineered Transportation Solutions segment’s acquisition of Japan Power Brake contributed $14.0 million in sales, or 2.3%, in the third quarter of 2010.

Income from continuing operations was $46.8 million, or $0.75 per diluted share, in the third quarter 2010 compared with $47.1 million, or $0.76 per diluted share, in the third quarter of 2009.  In the third quarter of 2010, income was positively impacted by a reduction in the Company’s effective tax rate, higher sales volumes, efficiencies from the Carlisle Operating System and selling price increases.  Offsetting these positive impacts were higher raw material costs primarily in the Construction Materials and Engineered Transportation Solutions segments.

Comment

David A. Roberts, Chairman, President and Chief Executive Officer, said, “During the third quarter of 2010, all of our business segments achieved organic growth, contributing to an overall organic growth rate of 7.9%. Although still experiencing higher raw material cost levels versus the prior year, EBIT (Earnings Before Interest and Income Taxes) margins of 10% in the third quarter of 2010 reflect continued emphasis on the Carlisle Operating System and realization of pricing actions taken by our businesses to address rising raw material costs.

“The consolidation of our US tire manufacturing operations into our Jackson, Tennessee facility is expected to be substantially complete by the end of 2010 and will provide a foundation for margin growth in the Engineered Transportation Solutions segment in 2011.  During the third quarter of 2010, we incurred costs of $3.4 million related to company-wide consolidation and plant closures.  We estimate an additional $6 million in related costs for the fourth quarter of 2010.  We expect to achieve company-wide savings from our consolidation efforts of approximately $7 million in 2010, with $3 million anticipated in the fourth quarter, and an additional $14 million in 2011.”

Roberts continued, “We have recently taken several important actions directed towards our long-term goals to reach $5 billion in revenue, 15% EBIT margins, expand globally and produce strong free cash flow.  On October 4, 2010, we completed the sale of Trail King, our non-core specialty trailer business, for proceeds of $35 million plus a $5 million earn-out potential.  This divestiture enables Carlisle management to focus on growing our core businesses and provides additional capital which we intend to allocate to investments that will generate greater returns for our shareholders. Operating results for Trail King are now being reported in Discontinued Operations.

“On October 15, 2010, we entered into a definitive agreement to acquire Hawk Corporation, a leading global manufacturer of friction materials for brakes, clutches and transmissions, for total consideration of approximately $413 million.  As indicated in our related announcement, the acquisition of Hawk provides an excellent growth opportunity in our industrial brake and friction product line. We expect this acquisition to close by the end of 2010 and to be accretive in 2011.  We estimate costs associated with the transaction and the change in control will be between $9 and $12 million during the fourth quarter of 2010.

“With a debt to capital ratio of 11% and available borrowings of $469 million under our revolving credit facility, we are well-positioned to carry out the Hawk acquisition and continue to maintain our focus on growth through bolt-on acquisitions and new product development.”

Roberts concluded by stating, “We continue to plan for revenue growth for full year 2010 in our core operating segments but remain cautious on our outlook for margin improvement for the remainder of the year given current raw material cost levels and the general economic environment.  We will continue to respond with pricing actions and pursuit of operating improvements through the Carlisle Operating System.”

Segment Results

Construction Materials: Third quarter 2010 net sales of $354.8 million increased by 4.3% from net sales of $340.1 million; EBIT declined 10% to $54.1 million from $60.4 million for the same period in 2009.  The increase in sales primarily reflected higher demand for re-roofing applications. The Company achieved an EBIT margin of 15.2% for the third quarter 2010 partially attributable to the realization of efficiency gains from the Carlisle Operating System and other manufacturing improvements.  This compared to margin of 17.8% for prior year period, which reflected a period of significantly lower raw material price levels. Selling prices during the third quarter 2010 increased from the second quarter of 2010 but declined slightly when compared to the same quarter of the prior year.

Engineered Transportation Solutions:  Third quarter 2010 net sales of $186.0 million increased by 17% compared to net sales of $158.3 million in the same prior year period. EBIT of $8.4 million increased by 11% compared to EBIT of $7.6 million for the same period in 2009.  Sales from the acquisition of Japan Power Brake contributed $2.9 million to net sales in the third quarter of 2010. The segment achieved double digit organic sales growth in all of its major product lines, most notably 48% in its industrial brake and friction product line and, within its power sports product line, ATV sales growth of 28%.  During the third quarter of 2010, EBIT margin remained relatively flat at 4.5% when compared to 4.8% for the third quarter of 2009.  EBIT was negatively impacted by higher costs for natural and synthetic rubber and steel, which were significantly offset by increased selling prices during the third quarter.  Plant restructuring expenses in the third quarter of 2010 of $3.3 million compared to restructuring expenses of $3.4 million for the same period in 2009.

Interconnect Technologies: Third quarter 2010 net sales of $61.4 million increased by 43% from net sales of $43.1 million, and EBIT increased 67% to $8.2 million from $4.9 million for the same period in 2009.   The acquisition of Jerrik and ECS contributed $11.1 million, or 26%, to net sales in the third quarter 2010.  Organic sales increased by 17% in the third quarter of 2010, primarily due to growth within the aerospace and RF microwave markets.  EBIT margin increased to 13.4% in the third quarter of 2010 from 11.4% in the third quarter of 2009 as a result of organic sales growth and cost efficiencies driven by the Carlisle Operating System.

FoodService Products: Third quarter 2010 net sales increased by 1.6% to $63.7 million compared to net sales of $62.7 million in the prior year period.  EBIT declined 25% to $6.3 million from $8.4 million for the same period in 2009.  Despite continued softness in restaurant traffic, sales demand in the foodservice market was higher on increased inventory replenishment orders.  This increase was offset by lower demand in the healthcare foodservice market. EBIT margin decreased to 9.9% in the third quarter of 2010 from 13.4% in the third quarter of 2009, due primarily to higher transportation costs and higher raw material costs, which were relatively level with the second quarter of 2010, but higher in comparison to the prior year period.

Corporate Expense

Corporate expense increased from $7.3 million for the third quarter of 2009 to $10.5 million for the third quarter of 2010.  The increase primarily reflects higher costs related to the ramp-up of sales and sourcing support service in the Asia Pacific region, which has seen increased sales of 81% during the first nine months of 2010 versus the prior year period.  Corporate expense was also impacted by higher foreign currency exchange rate losses incurred during the third quarter of 2010 as compared to the third quarter of 2009.

Discontinued Operations

Income from discontinued operations of $3.7 million for the third quarter of 2010 compared with a loss of $0.5 million for the third quarter of 2009.  Income from discontinued operations for the third quarter of 2010 reflects higher operating earnings from the specialty trailer business, Trail King, which was sold on October 4, 2010 and classified as held for sale in the balance sheet at September 30, 2010. The specialty trailer business’ related results of operations for all periods have been reclassified into Discontinued Operations.  During the third quarter 2009, the specialty trailer business operated at a loss.

Net Income

Net income for the third quarter of 2010 was $50.5 million, or $0.81 per diluted share, compared to net income of $46.6 million, or $0.75 per diluted share, for the third quarter of 2009. Third quarter 2010 net income was positively impacted by a reduction in the effective tax rate, higher sales volumes, operating improvements from the Carlisle Operating System and income from Discontinued Operations.  These positive impacts were partially offset by higher raw material costs.

Year-to-Date

Net sales of $1.90 billion for the first nine months of 2010 increased 10% as compared with $1.73 billion for the same period in 2009.  For the first nine months of 2010, organic sales increased by 6.6% from the prior year period, with organic growth generated by all business segments with the exception of FoodService Products.  Acquisitions in the Interconnect Technologies and Engineered Transportation Solutions segments contributed $45.9 million, or 2.6%, in sales in the first nine months of 2010 as compared to the same period of 2009.

Income from continuing operations for the first nine months of 2010 of $108.7 million, or $1.75 per diluted share, decreased 9% as compared with $119.2 million, or $1.93 per diluted share, for the same period in 2009.  2010 EBIT year-to-date declined from 2009 due to a gain of $27.0 million recorded in 2009 from fire insurance recoveries, higher raw material costs experienced in 2010 and reduction in selling prices, which have been increasing throughout 2010, but have declined on a year-over-year basis.  Partially offsetting these impacts were higher sales volumes and efficiencies gained through the Carlisle Operating System. Plant and corporate restructuring charges of $10.3 million in the first nine months of 2010 compared to charges of $14.7 million in the first nine months of 2009.

Income from Discontinued Operations of $4.7 million in first nine months of 2010 compared to a Loss from Discontinued Operations of $10.5 million in the first nine months of 2009.

Net income for the first nine months of 2010 was $113.4 million, or $1.83 per diluted share.  Net income for the first nine months of 2009 was $108.7 million, or $1.76 per diluted share.

Cash flow provided by operating activities of $62.4 million for the first nine months of 2010 compared with $333.4 million for the same period in 2009.  Cash used for working capital and other assets and liabilities of $102.3 million for the first nine months of 2010 primarily reflected an increase in receivables and inventory due to higher sales activity, as compared to cash provided by working capital and other assets and liabilities of $178.3 million for the first nine months of 2009.  For the first nine months of 2010, average working capital (defined as the average of the quarter end balances of receivables, plus inventory less  accounts payable) as a percentage of annualized sales (defined as year-to-date net sales calculated on an annualized basis) was 21.6%, as compared to a percentage of 25.1% for the nine months ended September 30, 2009.

Capital expenditures were $46.8 million in the first nine months of 2010 compared to capital expenditures of $34.9 million in the first nine months of 2009. The increase in capital expenditures primarily reflects the Company’s consolidation of its US tire manufacturing operations into a new facility in Jackson, Tennessee, expected to be substantially completed by the end of 2010.

Conference Call and Webcast

The Company will discuss third quarter 2010 results on a conference call at 10:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investors/conference_call.html), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, foodservice, commercial aerospace, defense and test and measurement industries.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

Unaudited Condensed Consolidated Statements of Earnings

(In millions, except share and per share amounts)

	Third Quarter			First Nine Months
	2010	2009	% Change	2010	2009	% Change

Net sales	$665.9	$604.2	10%	$1,900.8	$1,733.8	10%
Cost and expenses:
Cost of goods sold	522.3	460.1	14%	1,501.6	1,355.7	11%
Selling and administrative expenses	71.5	65.3	9%	214.7	202.9	6%
Research and development expenses	6.0	3.9	54%	16.8	12.3	37%
Gain related to fire settlement	—	—	NM	—	(27.0)	NM
Other (income) expense, net	(0.4)	0.9	NM	(1.6)	5.6	NM

Earnings before interest and income taxes	66.5	74.0	-10%	169.3	184.3	-8%
Interest expense, net	1.4	2.0	-30%	5.1	7.0	-27%

Earnings before income taxes	65.1	72.0	-10%	164.2	177.3	-7%
Income tax expense	18.3	24.9	NM	55.5	58.1	NM

Income from continuing operations, net of tax	46.8	47.1	—%	108.7	119.2	-9%

Income (loss) from discontinued operations, net of tax	3.7	(0.5)	NM	4.7	(10.5)	NM

Net income	$50.5	$46.6	8%	$113.4	$108.7	4%

Basic earnings (loss) per share (1)
Continuing operations	$0.76	$0.77	-1%	$1.77	$1.95	-9%
Discontinued operations	0.06	(0.01)	NM	0.08	(0.17)	NM
Basic earnings per share	$0.82	$0.76	8%	$1.85	$1.78	4%

Diluted earnings (loss) per share (1)
Continuing operations	$0.75	$0.76	-1%	$1.75	$1.93	-9%
Discontinued operations	0.06	(0.01)	NM	0.08	(0.17)	NM
Diluted earnings per share	$0.81	$0.75	8%	$1.83	$1.76	4%

Average shares outstanding - in thousands
Basic	60,980	60,612		60,885	60,588
Diluted	61,527	61,237		61,639	61,153

Dividends	$10.4	$9.8	6%	$30.1	$28.8	5%
Dividends per share	$0.17	$0.16	6%	$0.49	$0.47	4%

(1) Numerator for basic and diluted EPS calculated based on “two class” method of computing earnings per share:

Income from continuing operations	$46.3	$46.6		$107.5	$117.9
Net income	$50.0	$46.1		$112.2	$107.4

NM = Not Meaningful

* 2009 figures have been revised to reflect the reclassification of Power Transmission from discontinued operations to continuing operations and Johnson Truck Bodies and specialty trailer businesses as discontinued operations.

CARLISLE COMPANIES INCORPORATED

Unaudited Segment Financial Data

(In millions)

	Third Quarter			First Nine Months
	2010	2009	% Change	2010	2009	% Change
Net Sales

Construction Materials	$354.8	$340.1	4%	$917.1	$862.2	6%
Engineered Transportation Solutions	186.0	158.3	17%	616.4	560.1	10%
Interconnect Technologies	61.4	43.1	43%	185.6	126.1	47%
FoodService Products	63.7	62.7	2%	181.7	185.4	-2%
Total Net Sales	$665.9	$604.2	10%	$1,900.8	$1,733.8	10%

Earnings Before Interest and Income Taxes (EBIT)

Construction Materials	$54.1	$60.4	-10%	$124.8	$116.5	7%
Engineered Transportation Solutions	8.4	7.6	11%	31.2	62.8	-50%
Interconnect Technologies	8.2	4.9	67%	22.0	11.7	88%
FoodService Products	6.3	8.4	-25%	19.0	18.4	3%
Segment EBIT	77.0	81.3	-5%	197.0	209.4	-6%
Corporate	(10.5)	(7.3)	-44%	(27.7)	(25.1)	-10%
Total EBIT	$66.5	$74.0	-10%	$169.3	$184.3	-8%

EBIT Margins

Construction Materials	15.2%	17.8%		13.6%	13.5%
Engineered Transportation Solutions	4.5%	4.8%		5.1%	11.2%
Interconnect Technologies	13.4%	11.4%		11.9%	9.3%
FoodService Products	9.9%	13.4%		10.5%	9.9%
Segment EBIT Margin	11.6%	13.5%		10.4%	12.1%
Corporate	-1.6%	-1.2%		-1.5%	-1.4%
Total EBIT Margin	10.0%	12.2%		8.9%	10.6%

CARLISLE COMPANIES INCORPORATED

Condensed Consolidated Balance Sheet

(In millions)

	September 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$114.8	$96.3
Receivables	395.9	287.1
Inventories	382.5	338.3
Prepaid expenses and other	67.2	65.0
Current assets held for sale	23.5	13.1
Total current assets	983.9	799.8
Property, plant and equipment, net	455.8	460.9
Other assets	609.4	629.7
Non-current assets held for sale	22.2	23.7
Total Assets	$2,071.3	$1,914.1

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$181.4	$132.6
Accrued expenses	168.4	160.9
Current liabilities associated with assets held for sale	9.7	7.6
Total current liabilities	359.5	301.1
Long-term debt	156.2	156.1
Other liabilities	236.9	238.3
Shareholders’ equity	1,318.7	1,218.6
Total Liabilities and Shareholders’ Equity	$2,071.3	$1,914.1

* 2009 figures have been revised to reflect the classification of Trail King as held for sale consistent with the current year presentation.

CARLISLE COMPANIES INCORPORATED

Unaudited Condensed Consolidated Statements of Cash Flows

(In millions)

	First Nine Months
	2010	2009
Operating activities
Net income	$113.4	$108.7
Reconciliation of net income to operating cash flows:
Depreciation and amortization	53.8	50.8
Non-cash compensation	10.4	10.9
Gain on insurance settlements related to property, plant and equipment		(24.3)
Loss on writedown of assets	—	10.6
Deferred taxes	(5.6)	3.1
Gain on sale of investments, property and equipment, net	(3.6)	(1.4)
Foreign exchange gain	(1.4)	(1.5)
Change in working capital and other assets and liabilities	(102.3)	178.3
Other	(2.3)	(1.8)
Net cash (used in) provided by operating activities	62.4	333.4
Investing activities
Capital expenditures	(46.8)	(34.9)
Proceeds from sale of business	20.6	—
Proceeds from investments and disposal of property and equipment	5.7	6.7
Acquisitions, net of cash acquired	—	(33.0)
Proceeds from insurance settlements related to property, plant and equipment		30.0
Other	(0.2)	0.2
Net cash provided by (used in) investing activities	(20.7)	(31.0)
Financing activities
Net change in short-term debt and revolving credit lines	—	(234.6)
Dividends paid	(30.1)	(28.8)
Excess tax benefits on share-based compensation	1.5	(0.2)
Treasury shares and stock options, net	5.1	(0.2)
Net cash used in financing activities	(23.5)	(263.8)
Effect of exchange rate changes on cash	0.3	(0.1)
Change in cash and cash equivalents	18.5	38.5
Cash and cash equivalents
Beginning of period	96.3	42.7
End of period	$114.8	$81.2